Exhibit (c)(3)

STRICTLY CONFIDENTIAL Project Rhombus Discussion Materials October 15, 2015

STRICTLY CONFIDENTIAL Disclaimer This presentation has been prepared by Moelis & Company LLC (“Moelis”) for exclusive use by the Board of Directors of RealD Inc. (“Rhombus” or the “Company”) in considering the transaction described herein based on information provided by the Company and publicly available information. Moelis has not assumed any responsibility for independently verifying the information herein, and Moelis makes no representation or warranty as to the accuracy, completeness or reasonableness of the information herein. In this presentation, Moelis, at the Company’s direction, has used certain projections, forecasts or other forward-looking statements with respect to the Company and/or other parties involved in the transaction which were provided to Moelis by the Company and/or such other parties and which Moelis has assumed, at the Company’s direction, were prepared based on the best available estimates and judgments of the management of the Company and/or such other parties as to the future performance of the Company and/or such other parties. This presentation speaks only as of its date and Moelis assumes no obligation to update it or to advise any person that its conclusions or advice has changed. This presentation is solely for informational purposes. This presentation is not intended to provide the sole basis for any decision on any transaction and is not a recommendation with respect to any transaction. The recipient should make his or her own independent business decision based on all other information, advice and the recipient’s own judgment. This presentation is not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. It is not a commitment to underwrite any security, to loan any funds or to make any investment. Moelis does not offer tax, accounting or legal advice. Moelis provides mergers and acquisitions, restructuring and other advisory services to clients and its affiliates manage private investment partnerships. Its personnel may make statements or provide advice that is contrary to information contained in this material. Our proprietary interests may conflict with your interests. Moelis may from time to time have positions in or effect transactions in securities described in this presentation. Moelis may have advised, may currently advise, may seek to advise and may in the future advise or invest in companies mentioned in this presentation. This presentation is confidential and may not be disclosed to any other person or relied upon without the prior written consent of Moelis. [ 1 ]

STRICTLY CONFIDENTIAL Table of Contents I. II. III. IV. Process Update Situation Overview Preliminary Valuation Perspectives Review of Strategic Alternatives 4 12 17 22 Appendices A. B. C. D. Additional Valuation Detail Shareholder Basis Analysis Historical Box Office Trends Rizvi Bid Package 27 32 34 36 [ 2 ]

STRICTLY CONFIDENTIAL Agenda  Review strategic alternatives process and final round bid received  Review current situation at Rhombus  Discuss preliminary valuation perspectives  Review strategic alternatives available to the Company and discuss next steps [ 3 ]

STRICTLY CONFIDENTIAL I. Process Update

STRICTLY CONFIDENTIAL Strategic Alternatives Process Summary Over 70 potential buyers were contacted during the process, with 36 parties receiving an Overview Presentation, 6 parties submitting an initial bid, and 1 party submitting a final bid Public announcement regarding the strategic alternatives process was made on February 9, 2015 [ 5 ] Strategic Financial 71Contacted 11 60 36Signed NDA and Received OP 4 32 61st Round Bid Received 2 4 6 1 Received Management Presentation 2 4 Final Bid Received 0 1

STRICTLY CONFIDENTIAL

Summary of Parties that Received Overview Presentations

MOELIS & COMPANY

Listed below are the parties that received an Overview Presentation †

FINANCIAL PARTIES (32)		
Party A	Party N	Party Y
Rizvi Traverse *	Party O	Party Z
*Starboard Value **	Party P	Party AA
*Party D**	Party Q	Party BB
*Party E**	Party R	Party CC
*Party H**	Party S	Party DD
Party I	Party T	Party EE
Party J	Party U	Party FF
Party K	Party V	Party GG
Party L	Party W	Party HH
Party M	Party X	

STRATEGIC PARTIES (4)		
*Party F **	Party II	Party JJ
*Party G **		

* **Denotes party that submitted first round bid and final round bid**

* *Denotes party which submitted first round bid and/or participated in management presentation*

† Names of parties (other than Rizvi Traverse and Starboard Value) have been replaced with generic references.

[6]

STRICTLY CONFIDENTIAL Rizvi Traverse Final Bid Summary party transactions) 1. LTM Adjusted EBITDA (as of 6/30/15) and CY15 Adjusted EBITDA of $52.7 and $56.4 million, respectively; adjusted for share-based compensation, impairment of assets and intangibles, as well as certain expenses related to the cost reduction plan and non-recurring expenses Borrower will issue and sell senior secured notes in a Rule 144A or other private placement yielding $275 million in gross cash proceeds consisting of dollar denominated senior secured notes and / or borrow under a senior secured bridge credit facility in the original principal amount of $275 million on or prior to the closing date [ 7 ] 2. VALUATION ¹  Per Share Price (% Premium): $10.35 (3.9% premium to 10-Day VWAP)  Implied Market Cap: $556 million  Implied TEV: $517 million  LTM 06/30/15 Adjusted EBITDA Multiple: 9.8x  CY15 Adjusted EBITDA Multiple: 9.2x FINANCING  Funded Debt: $280 million ($275 million Bridge Facility and/or Senior Secured Notes, $5 million Revolver Draw) ²  PF Leverage: 4.9x LTM 06/30/15E PF Adj. Financeable EBITDA ($57.6 million)  Revolver: LIBOR plus [550]bps  Bridge Facility: Three-month LIBOR plus a [TBD] spread  Cash on Balance Sheet: $57 million  Equity: $283 million PROPOSED CHANGES TO CONTRACT TERMS  Rollover: Michael Lewis to roll his shares of common stock  Company equity awards: Treatment is subject to completion of Purchaser’s review of equity plans and award agreements  Reps & Warranties: Expand reps and warranties to include additional customary provisions, add 3-year look back where customary, addition of other customary reps and warranties (e.g., customer/exhibitor relationships and related  Modifications to certain covenants including No Solicitation, Adverse Recommendation Change, Fiduciary Standard, standard for Superior Proposal, Intervening Events, Matching Right / Last Look  Company Termination Fee: 4% of equity value  Purchaser Termination Fee: 5% of equity value  Expense Reimbursement: Up to 1% of equity value if agreement is terminated due to a failure to obtain shareholder approval TIMING  Announcement: Prepared to move towards signing definitive documentation by November 6, 2015  Closing: No later than 30 days following delivery of the Rhombus’s Q3 2016 financial statements (assuming delivery by January 15, 2016)

STRICTLY CONFIDENTIAL

Overview of the Offer

MOELIS & COMPANY

Rizvi Traverse offered $10.35 per share of Rhombus common stock

RIZVI OFFER IMPLIED VALUATION

($ in millions, except per share amounts)

Offer Price	$10.35
Fully Diluted Shares Outstanding [1]	53.684
Implied Equity Value	**$555.6**
Plus: Debt (as of 10/05/15)	$38.0
Plus: Minority Interest (as of 06/30/15)	(0.5)
Less: Cash (as of 10/05/15)	(76.6)
Total Enterprise Value	**$516.5**

Per Share Price Premium (Unaffected) [2]	Price	Premium / (Discount)
1-Day Prior (10/01/14)	$9.27	11.65%
10-Day Prior VWAP	9.63	7.51%
30-Day Prior VWAP	9.83	5.31%

Per Share Price Premium (Current)	Price	Premium / (Discount)
1-Day Prior (10/13/15)	$10.34	0.10%
10-Day Prior VWAP	9.96	3.92%
30-Day Prior VWAP	9.96	3.92%

IMPLIED TRANSACTION MULTIPLES

Management Estimates	Adj. EBITDA	TEV / Adj. EBITDA
LTM 06/30/15A Adj. EBITDA	$52.7	9.8x
CY15E Adj. EBITDA (Latest Forecast)	56.4	9.2x
CY16E Adj. EBITDA [3]	80.3	6.4x

Consensus Estimates	Adj. EBITDA	TEV / Adj. EBITDA
LTM 06/30/15A Adj. EBITDA	$52.7	9.8x
CY15E Adj. EBITDA	51.7	10.0x
CY16E Adj. EBITDA	78.0	6.6x

Source: Company Information
1. Calculated based on securities outstanding as of July 27, 2015
2. Unaffected dates as of October 1, 2014; date of Starboard offer
3. Nine months ending 12/31/16 estimated based on FY2017 projections and average quarterly EBITDA contributions over the past four years

[8]

STRICTLY CONFIDENTIAL Summary of Remaining Diligence Rizvi Traverse has indicated that they have the remaining diligence areas that they will commit the necessary resources to complete diligence by November 6th  Confirmatory Legal Due Diligence - - - - - - - Review draft Company Disclosure Schedules Review material customer Systems License Agreements Review Company equity plans and equity award agreements Conduct intellectual property review Understand pending litigation matters relating to infringement of Company intellectual property in US and foreign jurisdictions Review information technology organization and management structure Tax structuring in connection with anticipated debt and equity financing  Confirmatory Tax Due Diligence - - Discuss the Company’s historic tax filing profile and significant tax issues with management and the Company’s tax advisors Understand the Company’s legal entity structure, including current filing status, global presence, and domicile, as well as any changes in recent corporate history - - Review and analyze US federal and state income tax returns and tax provision work papers for the prior three tax years Consider the historic generation of tax attributes and the utilization thereof, including any limitations on the ability to utilize such attributes - Review and analyze internal and external memos with respect to advice regarding any material tax issue or tax planning issue, including ruling requests submitted to tax authorities and Section 382 studies or other similar analysis with respect to the tax historical period - Understand the Company’s historic and current tax examination profile and the nature of any material issues that have been raised in connection therewith. Review of tax examination documentation as applicable - Understand the Company’s non-income tax profile and the potential impact of foreign taxes on the Company’s operations [ 9 ]

STRICTLY CONFIDENTIAL Summary of Recent Buyer Activity Other than Rizvi Traverse, there has been limited recent buyer activity Firm☨ Last Date Data Room Accessed Commentary  October 5th  Has not engaged in active diligence following recent discussions Party D  Reached out week of October 12th to inquire about opportunity to re-engage in potential merger discussions  NA Party F  Multiple calls held and in-person meetings conducted  Ultimately, could not get comfortable with growth prospects of core business Party H  September 25th  October 5th  Has not engaged in active diligence following recent discussions Party I ☨Names of parties (other than Rizvi Traverse and Starboard Value) have been replaced with generic references. [ 10 ]

STRICTLY CONFIDENTIAL Discussion of Other Process Participants The Company has spent a substantial amount of time educating buyers about its business Firm☨ Commentary Status  Areas of focus included: core business growth projections, review of projected film slate, key exhibitor review and growth initiatives review (e.g., InteliLight)  Multiple calls held and in-person meetings conducted  Did not proceed, could not get comfortable with growth prospects of core business Party H  Met with management in Boulder and in Beverly Hills  Held numerous calls with Moelis and the Company  Engaged strategic advisors – Dale Fuller, tech executive, and Matthew Kearny, media executive  Chose to partner with strategic (Party G)  Proposed Merger of Equals (MOE)  Engaged Centerview Partners to help in their review of the business  Held meetings in Boulder and Beverly Hills to learn more about the business  Numerous calls to understand financials; in particular, revenue model Party F  Did not participate in final round  Did not proceed; was highly focused on financeable EBITDA, as well as renewals  Met with management in Boulder for management presentation  Had numerous follow-up calls to discuss the business Party E  Management presentation and technical meeting held on separate days in Boulder  Focused on IP protection of the business  Sought greater understanding of the core business and marketplace dynamics  Did not proceed; expressed greater interest in the consumer opportunities available to RealD Party G ☨Names of parties (other than Starboard Value) have been replaced with generic references. [ 11 ]

STRICTLY CONFIDENTIAL II. Situation Overview

STRICTLY CONFIDENTIAL Stock Price Performance RHOMBUS TWO-YEAR STOCK PRICE PERFORMANCE $15.00 3.500 02/09/15 Announcement Pre-Starboard Offer $12.00 2.800 Rizvi Offer Current Price $10.35 $10.34 $9.00 2.100 $6.00 1.400 $3.00 0.700 $ ---- Oct-13 Feb-14 Jun-14 Oct-14 Feb-15 Jun-15 Oct-15 [ 13 ] Source: Capital IQ Note: Market data as of 10/13/15 Price per Share ($) Trading Volume 10/01/14Pre-Strategic Alternatives ($9.27 )($11.03) Share Price History Close Price (10/13/15)$10.34 52 Week High (02/19/15)13.42 52 Week Low (08/24/15)8.91 Historical Share PricesLowVWAPHigh 10 Days$9.69$9.96$10.54 30 Days9.179.9610.75 6 Months8.9111.2013.04 1 Year8.9111.4713.42 18 Months8.9111.2813.42 2 Years6.9210. 4113.42

STRICTLY CONFIDENTIAL

Rhombus Management Financial Projections

MOELIS & COMPANY

($ in millions)	FY13A	FY14A	FY15A	FY16E	FY17E	FY18E
Revenues						
License	$137.8	$132.5	$109.3	$122.8	$130.7	$138.9
Product & Other	77.8	66.7	54.1	69.1	70.2	70.4
Total Revenues	**$215.6**	**$199.2**	**$163.5**	**$192.0**	**$200.8**	**$209.3**
% Growth	*(12.6%)*	*(7.6%)*	*(18.0%)*	*17.4%*	*4.6%*	*4.2%*
Total COGS	**$125.4**	**$104.0**	**$82.7**	**$88.3**	**$78.8**	**$77.0**
Gross Profit	**$90.2**	**$95.3**	**$80.8**	**$103.7**	**$122.1**	**$132.3**
Gross Margin	*41.8%*	*47.8%*	*49.4%*	*54.0%*	*60.8%*	*63.2%*
Operating Expenses						
Sales & Marketing	$19.5	$19.7	$19.5	$20.0	$20.8	$21.1
Research & Development	25.3	27.1	21.7	14.4	21.6	22.1
General & Administrative	47.8	50.6	49.4	52.2	45.6	46.0
Total Operating Expenses	**$92.6**	**$97.4**	**$90.6**	**$86.6**	**$88.0**	**$89.2**
Operating Income	**($2.4)**	**($2.2)**	**($9.8)**	**$17.1**	**$34.0**	**$43.1**
Adjusted EBITDA [1]	**$57.9**	**$65.1**	**$52.0**	**$73.1**	**$83.3**	**$90.9**
EBITDA Margin	*26.9%*	*32.7%*	*31.8%*	*38.1%*	*41.5%*	*43.4%*

OVERVIEW

- The Company has provided periodic updates to projected FY16 to potential buyers throughout the course of the process
- The current projections were provided to buyers at the end of September
- In addition to the updated FY16 financials, the Company provided revised estimates for FY17 and FY18
  - Revenue model was updated and based on projected film slate for all years of the projection period (previously FY17 and FY18 were projected using growth rates)
  - Film slate includes unidentified titles (three in 2017 and four in 2018)
  - Assumes Company would remain in Boulder and Beverly Hills facilities
  - Includes InteliLight revenues from Lenovo contract, as well as the associated R&D overhead to support InteliLight
  - Includes revenues from indigenous content for China

Source: Company Management estimates
1. Calculated as operating income plus depreciation & amortization, stock-based compensation, restructuring & impairment and gains/losses on foreign exchange (in FY13A-FY15A only)

[14]

STRICTLY CONFIDENTIAL Fiscal Year 2016 EBITDA Bridge The initial budget shared with buyers contemplated $86.6 million of FY16 Adjusted EBITDA; latest forecast shared with projects $73.1 million of FY16 Adjusted EBITDA ¹ FY16 EBITDA FORECAST ($ in millions) $86.6 $6.8 Budgeted Adj. EBITDA Reduction in License Gross Profit Increase in Glass Gross Increase in Consumer Increase in Operating Expenses ² Reduction in EBITDA Adjustments ³ Latest Estimate Adj. EBITDA Profit / Other Gross Profit EBITDA MARGIN 45% 38% Source: 1. 2. 3. Management Estimates Adjusted EBITDA projections before public company cost savings Increase in operating expenses comprised of increase of S&M and G&A expense of $4.4 and $4.3 million, respectively, and a reduction of R&D expense of $0.2 million Reduction in EBITDA adjustments comprised of increase in D&A expense of $0.9 million and reduction in restructuring and impairment expenses of $2.0 million [ 15 ] $1.8$8.5 $1.2Latest forecast shared with buyers $1.1$73.1 Projections provided in Overview Presentation for buyers

STRICTLY CONFIDENTIAL Debt Capital Market Conditions Leveraged loan and high yield new issue volume continues to be limited as issuers seek to wait out current market volatility INSTITUTIONAL LEVERAGED LOAN NEW ISSUE VOLUME ($BN) HIGH YIELD NEW ISSUE VOLUME ($BN) $60 $50 $40 $40 $30 $20 $20 $10 $0 $0 O N D J F M A M J J A S O N D J F M A M J J A S O N D J F M A M J J A S O N D J F M A M J J A S O 2013 2014 2015 2013 2014 2015 LEVERAGED LOAN AVERAGE SECONDARY SPREAD HIGH YIELD – YTW (1) * Current rate parallels November 2011 levels 10/2011 900 800 700 600 500 400 300 8.9% 9.0% 10/8/2015 7.9% 3-year B high 682 8.0% 7.0% 6.0% 455 5.0% 4.0% Oct-11 Jul-12 May-13 Mar-14 Dec-14 Oct-15 Oct-11 Jun-12 Jan-13 Oct-13 Jun-14 Jan-15 Oct-15 [ 16 ] Source: Prospect News and S&P LCD, as of October 8, 2015 1. Source: Advantage Data North American High Yield Corporate Bond Index 5/2013 4.5% BB LoansB Loans *

STRICTLY CONFIDENTIAL III. Preliminary Valuation Perspectives

STRICTLY CONFIDENTIAL Valuation Summary Per Share Price Premiums (Unaffected) ¹ Statistic $9.27 9.63 9.83 1-Day Prior to Starboard offer (10/01/14) 10-Day Prior to Starboard offer VWAP 30-Day Prior to Starboard offer VWAP 11.5% 7.4% 5.2% 11.7% 7.5% 5.3% Per Share Price Premiums (Current) Statistic $10.34 9.96 9.96 Current (10/13/15) 10-Day Prior VWAP 30-Day Prior VWAP --3.8% 3.8% 0.1% 3.9% 3.9% FD Shares Outstanding 53.683 53.684 Plus: Net Debt ² ($39.1) ($39.1) Statistic Valuation Multiples (Management) Valuation Multiples (Consensus) Statistic Source: 1. 2. Capital IQ, Wall Street Research, Company Filings Unaffected dates based from October 1, 2014, date of Starboard offer Includes debt and cash balances as of October 5, 2015 and minority interest as of June 30, 2015 [ 18 ] TEV / LTM (6/30/15) EBITDA$52.79.8x9.8x TEV / CY2015E EBITDA51.710.0x10.0x TEV / CY2016E EBITDA78.06.6x6.6x TEV / LTM (6/30/15) EBITDA$52.79.8x9.8x TEV / CY2015E EBITDA56.49.1x9.2x TEV / CY2016E EBITDA80.36.4x6.4x Implied Enterprise Value$516.0$516.5 Market Capitalization$555.1$555.6 CurrentRizvi 10/13/15Offer $10.34$10.35

STRICTLY CONFIDENTIAL

Public Company Benchmarking

MOELIS & COMPANY

VALUATION BENCHMARKING

As of 10/13/15 ($ in millions, except per share amounts)	Share Price	% of 52 Week High	Market Value	Enterprise Value	EV / Revenue CY'15E	EV / Revenue CY'16E	EV / EBITDA CY'15E	EV / EBITDA CY'16E
Media / Technology Licensing								
Dolby Laboratories [1]	$33.79	73%	$3,469	$2,850	2.9x	2.8x	9.1x	8.6x
IMAX	36.26	83%	2,545	2,506	7.0x	6.5x	16.6x	14.7x
TiVo	9.23	69%	1,005	648	1.6x	1.5x	5.3x	4.4x
Rovi	10.88	41%	946	1,799	3.5x	3.1x	9.1x	7.8x
DTS [2]	28.98	76%	500	572	3.2x	2.8x	10.0x	8.4x
Media / Technology Licensing Average		68%			3.6x	3.3x	10.0x	8.8x
Media / Technology Licensing Median		73%			3.2x	2.8x	9.1x	8.4x
Theater Exhibitors								
Cinemark	$34.93	76%	$4,049	$5,525	1.9x	1.9x	8.2x	7.9x
Regal Entertainment	19.57	80%	3,047	5,141	1.6x	1.6x	8.5x	8.1x
AMC Entertainment	27.17	75%	2,642	4,327	1.5x	1.4x	8.0x	7.6x
Theater Exhibitors Average		77%			1.7x	1.6x	8.2x	7.9x
Theater Exhibitors Median		76%			1.6x	1.6x	8.2x	7.9x
Other IP Licensing								
Iconix Brand Group	$15.29	37%	$738	$2,259	5.4x	5.2x	10.4x	10.2x
Sequential Brands Group [3]	13.74	74%	560	904	11.0x	8.5x	17.8x	13.6x
Other IP Licensing Average		56%			8.2x	6.9x	14.1x	11.9x
Other IP Licensing Median		56%			8.2x	6.9x	14.1x	11.9x
Overall Average		70%			3.6x	3.2x	10.0x	8.9x
Overall Median		75%			2.4x	2.3x	8.8x	8.0x
Rhombus - Consensus [1]	**$10.34**	**76%**	**$555**	**$516**	**3.1x**	**2.8x**	**10.0x**	**6.6x**
Rhombus - Management Projections [1]	**$10.34**	**76%**	**555**	**516**	**3.0x**	**2.5x**	**9.1x**	**6.4x**

Source: Capital IQ, Wall Street Research, Company Filings
Note: Rhombus financials are based on consensus estimates
1. Financials calendarized for year end 12/31
2. Pro forma for iBiquity acquisition
3. Pro forma for Galaxy Brand Holdings acquisition

[19]

STRICTLY CONFIDENTIAL Precedent Transactions Analysis ($ in millions) Media / Technology Licensing Sep-15 iBiquity Digital DTS $172 $45 ~$15 33% ~11x 220 290 27 9% 8.1x Feb-14 Grass Valley USA Belden 342 151 16 11% NM May-12 Bona Film Twenty-First Century Fox Dec-10 Sonic Solutions Rovi Corporation 661 106 7 6% NM Theater Exhibitors Hollywood Theaters 1 367 NA 61 NA 6.0x Feb-13 Regal Entertainment Jul-12 CinemaxX Vue Beteiligungs 269 258 42 16% 6.5x Nov-10 Vue Entertainment Doughty Hanson & Co. 1,183 NA 135 NA 8.8x Other IP Licensing $108 $11 $6 58% 16.9x Mar-13 Brand Matter Sequential Brands Oct-11 HIT Entertainment Mattel 680 179 72 40% 9.5x Jul-10 Playboy Rizvi Traverse; Hugh Hefner 324 215 11 5% 7.0x Source: Note: 1. Capital IQ, Wall Street Research, Company Filings, Press Releases Excludes transactions less than $100 million Based on research estimates [ 20 ] Oct-15RhombusRizvi Traverse$516$162$5332.6%9.8x Overall Average$515$295$5418.5%9.8x Overall Median2971512313.2%8.7x Other IP Licensing Average$345$165$3026.7%10.6x Other IP Licensing Median2501311722.0%10.0x Apr-10Peanuts WorldwideIconix175761722%10.4x Mar-11RC2 CorporationTomy Corporation6254275613%11.1x Jul-12Classic MediaDreamWorks Animation155821822%8.6x Theater Exhibitors Average$1,015$1,029$12915.7%7.2x Theater Exhibitors Median7752589816.1%7.2x May-12AMC EntertainmentDalian Wanda2,6312,60133213%7.9x Nov-12Rave CinemasCinemark2402294118%5.8x Jul-13Vue EntertainmentAIMCo; OMERS$1,396NA$164NA8.5x Media / Technology Licensing Average$268$117$1513.5%12.5x Media / Technology Licensing Median206901210.1%10.4x Jun-10DivXSonic Solutions19275912%20.9x Apr-12SRS LabsDTS1103437%NM Jun-12Miranda TechnologiesBelden3321773520%9.4x Nov-14ChyronHego CorporationVector Capital1155858%NM DateImplied AnnouncedTargetAcquirorTEV LTMEBITDATEV / RevenueEBITDAMarginLTM EBITDA

STRICTLY CONFIDENTIAL Discounted Cash Flow Analysis UNLEVERED FREE CASH FLOWS EBITDA Less: Depreciation & Amortization Less: Share-Based Compensation Less: Impairment $19.2 (9.7) (2.9) (0.7) $83.3 (33.4) (13.4) (2.4) $90.9 (32.0) (13.4) (2.4) $90.9 (15.0) (13.4) --EBIT $5.8 $34.0 $43.1 $62.5 Less: Taxes at 40.0% Plus: Depreciation & Amortization Plus: Share-Based Compensation Plus: Impairment Less: Increases in Working Capital Less: Capital Expenditures ($2.3) 9.7 2.9 0.7 (2.4) (3.5) ($13.6) 33.4 13.4 2.4 (0.2) (15.0) ($17.2) 32.0 13.4 2.4 (0.2) (15.0) ($25.0) 15.0 13.4 --(0.2) (15.0) Unlevered Free Cash Flow $10.9 $54.4 $58.5 $50.7 PRICE PER SHARE ² IMPLIED EXIT MULTIPLE Discount Rate 11.0% 12.0% 13.0% 14.0% Perpetuity Growth Rate Discount Rate 11.00% 12.00% 13.00% 14.00% Perpetuity Growth Rate 2.0% 2.5% 3.0% 3.5% 4.0% 2.0% 2.5% 3.0% 3.5% 4.0% Source: 1. 2. Company Management Assumes terminal year D&A equal to terminal year capital expenditures Includes present value of expected future tax savings from the $133.7mm federal net operating loss carryforward balance as of 03/31/15 [ 21 ] $11.72$12.26$12.87$13.56$14.35 10.6711.1011.5812.1212.72 9.8110.1610.5410.9711.44 9.089.379.6910.0410.42 6.3x6.7x7.2x7.7x8.3x 5.7x6.0x6.4x6.8x7.2x 5.2x5.4x5.7x6.1x6.4x 4.7x5.0x5.2x5.5x5.8x 3 Mo Ending,Fiscal Year Ending March 31,Terminal ($ in millions)03/31/16E2017E2018EFCF ¹

STRICTLY CONFIDENTIAL IV. Review of Strategic Alternatives

STRICTLY CONFIDENTIAL

Review of Strategic Alternatives for Rhombus

MOELIS & COMPANY

	Status Quo	Share Repurchase	Acquisitions	Sale of Company
PROS	▲ No change / disruption to current operations ▲ No transaction execution risk ▲ Preserves flexibility for future strategic decisions	▲ Opportunity to return capital to shareholders ▲ Signaling impact to shareholders that stock is undervalued	▲ Acquisitions could bolster growth prospects or accelerate productization of key initiatives ▲ Potential to enhance Rhombus's size and scale as a public company	▲ Allow Company to operate privately, outside of the scrutiny of public investors ▲ All-cash acquisition provides immediate liquidity for Rhombus shareholders
CONS	▼ Current stock price includes anticipated M&A premium; may decrease upon announcement of no transaction ▼ Rhombus will continue to be subject to earnings scrutiny ▼ Maintain public company core structure ▼ Risk of proxy fight with Starboard remains ▼ Public investors may not be supportive of Company's R&D initiatives (e.g., InteliLight, Ultimate Screen, LUXE)	▼ If utilizing debt, will increase financial leverage / limit flexibility ▼ Cash used for share repurchase could be utilized for strategic purposes (investments in support of core business / growth) ▼ Sizeable share repurchase would reduce stock liquidity	▼ List of logical acquisition targets limited ▼ Transaction execution risk ▼ Ability to win in competitive processes for attractive assets ▼ Investments outside of core licensing business may upset activist investors	▼ No ability for shareholders to participate in potential upside (R&D initiatives, etc.) ▼ Transaction execution risk

[23]

STRICTLY CONFIDENTIAL Considerations Regarding Remaining a Public Company INDUSTRY LEVEL CONSIDERATIONS COMPANY LEVEL CONSIDERATIONS   Strength of film slate Dependency on film slate   Trends in 3D take rates Outlook for exhibitor renewals   Uncertainty in emerging markets Activist presence in stock   Competition from lower-cost and lower-quality providers InteliLight — upside / execution risk   Overall movie theater attendance trends Capital expenditure investment needs (e.g., renewals, R&D, growth initiatives)  Investment in corporate level staff (e.g., finance, marketing, etc.) [ 24 ]

STRICTLY CONFIDENTIAL Next Steps Discussion Regarding Rizvi Counter Offer  Price  Remaining due diligence  Certainty of financing  Exclusivity  Contract terms  Management Discussion Regarding Starboard Value  Proxy nomination window [ 25 ]

STRICTLY CONFIDENTIAL Appendix

STRICTLY CONFIDENTIAL A. Additional Valuation Detail

STRICTLY CONFIDENTIAL

Public Company Benchmarking

MOELIS & COMPANY

OPERATING METRICS BENCHMARKING

As of 10/13/15	Revenue		Growth	EBITDA		EBITDA Margin	
($ in millions, except per share amounts)	CY'15E	CY'16E	'15E-'16E	CY'15E	CY'16E	CY'15E	CY'16E
Media / Technology Licensing							
Dolby Laboratories [1]	$988	$1,029	4.1%	$314	$332	31.8%	32.3%
IMAX	361	387	7.3%	151	170	41.8%	43.9%
TiVo	395	428	8.3%	122	146	30.8%	34.1%
Rovi	517	574	11.0%	198	231	38.2%	40.2%
DTS [2]	177	204	15.4%	57	68	32.2%	33.2%
Media / Technology Licensing Average			**9.2%**			**35.0%**	**36.7%**
Media / Technology Licensing Median			**8.3%**			**32.2%**	**34.1%**
Theater Exhibitors							
Cinemark	$2,861	$2,972	3.9%	$671	$701	23.5%	23.6%
Regal Entertainment	3,123	3,200	2.5%	605	632	19.4%	19.8%
AMC Entertainment	2,974	3,116	4.8%	543	573	18.3%	18.4%
Theater Exhibitors Average			**3.7%**			**20.4%**	**20.6%**
Theater Exhibitors Median			**3.9%**			**19.4%**	**19.8%**
Other IP Licensing							
Iconix Brand Group	422	437	3.7%	218	222	51.6%	50.8%
Sequential Brands Group [3]	82	106	28.4%	51	66	61.6%	62.7%
Other IP Licensing Average			**16.0%**			**56.6%**	**56.7%**
Other IP Licensing Median			**16.0%**			**56.6%**	**56.7%**
Overall Average			8.1%			32.4%	33.3%
Overall Median			4.5%			31.3%	32.7%
Rhombus - Consensus [1]	**$168**	**$182**	**8.6%**	**$52**	**$78**	**30.8%**	**42.8%**
Rhombus - Management Projections [1]	**174**	**207**	**19.2%**	**56**	**80**	**32.4%**	**38.8%**

Source: Capital IQ, Wall Street Research, Company Filings
Note: Rhombus financials are based on consensus estimates
1. Financials calendarized for year end 12/31
2. Pro forma for iBiquity acquisition
3. Pro forma for Galaxy Brand Holdings acquisition

[28]

STRICTLY CONFIDENTIAL

Wall Street Commentary

MOELIS & COMPANY

	TARGET PRICE	FY16 EBITDA	SELECT ANALYST COMMENTARY
Barrington Research 08/14/15 *Buy*	$15.00	$74.9mm	▪ "Fundamental improvement in profitability will result from the improved film slate over the next several quarters combined with cost cuts and somewhat better product gross margins" ▪ "The strategic evaluation should provide an added support to the stock"
B RILEY 09/23/15 *Buy*	$16.00	$70.0mm	▪ "We believe the ongoing strategic review is likely to pressure expenses in Q2 and Q3" ▪ "We expect the focus to remain on the potential outcome of the strategic review and whether a sale is possible or if a buyback/tender is necessary on remaining public" ▪ "We remain optimistic that the ongoing process/delays is an indication of potential outside interest in the company and continued discussions"
STIFEL NICOLAUS 10/13/15 *Hold*	N/A	$68.3mm	▪ "We view the continued strategic review as a negative at this stage, the realistic pool of bidders is relatively limited and will not include exhibitors or studios and as a result we are perplexed as to the duration the review has taken other than to think a sale is unlikely"
PiperJaffray. 10/12/15 *Buy*	$15.00	$67.6mm	▪ "Investors have been frustrated with the slow strategic evaluation process which has resulted in numerous extensions to the bidding deadline" ▪ "We think additional bidders and updated financials are the reason for the most recent delay" ▪ "The delay is not a bad thing for…shareholders in our view, as it brings in fresh bidders, enables [Rhombus] to update financials (better film performance and better clarity on consumer initiatives), provides more time to resolve patent lawsuits, but also keeps Starboard Value at bay"
DOUGHERTY & COMPANY 10/13/15 *Buy*	$14.00	$76.6mm	▪ "Filed an 8K declaring that the deadline for proxy submissions has been extended yet again to the period between October 15th and 30th…we take the extension as a signal that the company's process is still ongoing" ▪ "Our belief is that management is using the extra time to finalize some sort of licensing agreement around its consumer technology" ▪ "Baring that the strategic process concludes with the sale of the company, we anticipate management unveils some cost cuts, but we believe that it will take the influence of a major shareholder, like Starboard, to pressure the company to cut deep enough to maximize the opportunity"
MEAN	**$15.00**	**$71.5mm**	
MANAGEMENT		**$73.1mm**	

Source: Wall Street Research

[29]

STRICTLY CONFIDENTIAL

Weighted Average Cost of Capital Analysis

MOELIS & COMPANY

PEER GROUP BETA ANALYSIS

As of 10/13/15	Levered Beta [1]		Total	MV	Debt/	Effective	Asset Beta		Int. Expense/
($ in millions)	2-Year	5-Year	Debt	Equity	Equity	Tax Rate [2]	2-Year	5-Year	Total Debt
Media / Technology Licensing									
Dolby Laboratories	0.937	0.968	$--	$3,469	--	23.4%	0.937	0.968	NA
IMAX	0.997	1.391	22	2,545	0.9%	26.0%	0.991	1.382	4.9%
TiVo	0.976	1.315	356	1,005	35.4%	37.2%	0.799	1.076	5.0%
Rovi	1.569	1.332	1,070	946	113.1%	55.2%	1.041	0.884	6.4%
DTS [3]	1.037	1.318	160	500	32.0%	27.9%	0.843	1.071	3.8%
Media / Technology Licensing Averag	**1.103**	**1.265**			**36.3%**	**33.9%**	**0.922**	**1.076**	**5.0%**
Media / Technology Licensing Median	**0.997**	**1.318**			**32.0%**	**27.9%**	**0.937**	**1.071**	**5.0%**
Theater Exhibitors									
Cinemark	0.813	0.882	$2,041	$4,049	50.4%	40.4%	0.625	0.678	5.6%
Regal Entertainment	0.795	1.049	2,362	3,047	77.5%	39.7%	0.542	0.715	5.3%
AMC Entertainment	0.971	1.381	1,864	2,642	70.6%	31.5%	0.655	0.931	6.1%
Theater Exhibitors Average	**0.860**	**1.104**			**66.2%**	**37.2%**	**0.607**	**0.775**	**5.7%**
Theater Exhibitors Median	**0.813**	**1.049**			**70.6%**	**39.7%**	**0.625**	**0.715**	**5.6%**
Other IP Licensing									
Iconix Brand Group	1.024	1.547	$1,479	$738	200.4%	28.1%	0.419	0.634	5.7%
Sequential Brands Group [4]	1.150	3.357	296	560	52.8%	48.8%	0.905	2.643	6.2%
Other IP Licensing Average	**1.087**	**2.452**			**126.6%**	**38.4%**	**0.662**	**1.638**	**5.9%**
Other IP Licensing Median	**1.087**	**2.452**			**126.6%**	**38.4%**	**0.662**	**1.638**	**5.9%**
Overall Mean	1.027	1.454			63.3%	35.8%	0.776	1.098	5.4%
Overall Median	0.987	1.325			51.6%	34.4%	0.821	0.950	5.6%
Rhombus	**0.852**	**1.693**	**$38**	**$555**	**6.8%**	**27.8%**	**0.812**	**1.613**	**4.0%**

Source: Bloomberg, Company filings, U.S. Department of the Treasury, 2015 Duff & Phelps
Notes: Market data as of 10/13/15
1. 2-year weekly and 5-year monthly adjusted beta per Bloomberg
2. Average of the past 8 quarters per Capital IQ
3. Pro forma for iBiquity acquisition; debt/equity prior to acquisition was 5.0%
4. Pro forma for Galaxy Brand Holdings acquisition

[30]

STRICTLY CONFIDENTIAL Weighted Average Cost of Capital Analysis (cont’d) ILLUSTRATIVE COST OF CAPITAL CALCULATION WACC SENSITIVITY Long-Term Risk Free Rate ¹ Market Risk Premium ² Size Premium ³ Tax Rate ⁴ Cost of Debt ⁵ Debt / Equity Unlevered Beta 2.49% 6.21% 1.000 1.100 1.200 1.300 1.400 2.42% 36.7% 5.0% --5.0% 10.0% 15.0% Source: Notes: 1. 2. 3. 4. 5. Bloomberg, Company filings, U.S. Department of the Treasury, 2015 Duff & Phelps Valuation Handbook Market data as of 10/13/15 U.S. Department of the Treasury, 20-Year Treasury Supply-side long-horizon expected equity risk premium per 2015 Duff & Phelps Valuation Handbook Average of CRSP deciles 8 and 9 per 2015 Duff & Phelps Valuation Handbook Rhombus federal statutory rate plus state tax rate, net of federal benefits per latest 10-K Average of Media / Technology Licensing peer group [ 31 ] 11.1%11.7%12.4%13.0%13.6% 10.9%11.5%12.1%12.8%13.4% 10.8%11.4%12.0%12.6%13.2% 10.6%11.2%11.8%12.4%13.0%

STRICTLY CONFIDENTIAL B. Shareholder Basis Analysis

STRICTLY CONFIDENTIAL Estimated Shareholder Cost Basis Analysis Source: FactSet [ 33 ] 1. Assumes shares purchased at average quarterly VWAP; assumes FIFO method on sales Shares% Shares Top 10 Insitutional ShareholdersOwnedOustanding Estimated Cost Basis ¹ Bares Capital Management, Inc. 7,102,434 13.9% Starboard Value LP 4,950,000 9.7% T. Rowe Price Associates, Inc. 3,785,614 7.4% The Vanguard Group, Inc. 2,912,090 5.7% BlackRock Fund Advisors 2,212,379 4.3% Nokomis Capital LLC 1,585,876 3.1% Rivulet Capital LLC 1,504,938 3.0% Fidelity Management & Research Co. 1,181,924 2.3% Gabelli Funds LLC 1,129,176 2.2% SSgA Funds Management, Inc. 665,029 1.3% $11.00 $11.22 $16.42 $14.26 $14.74 $10.82 $11.73 $11.28 $10.70 $18.27 Total27,029,46053.1% $12.64

STRICTLY CONFIDENTIAL C. Historical Box Office Trends

STRICTLY CONFIDENTIAL Rhombus Box Office Over Time RHOMBUS BOX OFFICE PERFORMANCE OVER TIME ($ in millions) $1,174 $787 $532 Q1 12 Q2 12 Q3 12 Q4 12 Q1 13 Q2 13 Q3 13Q4 13 Q1 14 Q2 14 Q3 14 Q4 14 Q1 15 Q2 15 Q3 15 Q4 15 Q1 16 Europe Russia Latin America Australasia Domestic % of 3D Box Office [ 35 ] Source: Rentrak Note: For Rentrak reporting countries only; does not include China NA NA 83% 61% 61% 60% 61% 58% 62% 59% 59% 56% 58% 56% 59% 54% 60% $724 $933 $589 $838$841 $708 $751 $617 $326 $582 $496 $642$614 $278

STRICTLY CONFIDENTIAL D. Rizvi Bid Package

9465 Wilshire Blvd.
Suite 840
Beverly Hills, CA 90212

Tel: 310.786.7443
Fax: 310.786.1792
www.rizvitraverse.com

October 13, 2015

Anish Aswani

Moelis & Company LLC

1999 Avenue of the Stars, 19th Floor

Los Angeles, CA 90067

Dear Mr. Aswani:

The purpose of this letter is to present the general terms and conditions upon which Rizvi Traverse Management LLC (“RT”) would be willing to acquire (the “Transaction”) RealD, Inc. (“RealD” or the “Company”).

RT is a private equity firm formed in 2005 that has managed over $5 billion of equity capital investments and has a successful track record in closing many complex transactions, including take-privates, in the media and entertainment industry. We believe that our experience and track record underscore our ability to provide certainty of closing and uniquely position us to be the preferred acquirer of RealD. Past examples of RT’s investments include ICM Partners, one of the talent agency industry “majors” and a leader in TV show packaging, Summit Entertainment, one of the largest independent film studios, SESAC, one of three US performing rights organizations representing songwriters and music publishers, and Playboy, one of the world’s most iconic brands. In addition to the foregoing companies, RT has made several investments in the technology and social media space including Twitter, Facebook, Flipboard, Square, Snapchat and Vessel.

RT’s proposed Transaction terms are set forth below.

Based on our review of the materials provided and discussions with management, we would be willing to consummate a Transaction on the following general terms and conditions:

1.            Structure: An acquisition vehicle formed by RT will acquire 100% of the outstanding stock of the Company by means of a merger of a wholly owned subsidiary of such vehicle into the Company, with the Company surviving such merger.

2.            Purchase Price: RT will acquire all of the outstanding shares of stock of the Company for $10.35 per fully diluted share in cash.

3.            Financing: The Transaction will be fully financed via a combination of debt provided by Jefferies Finance LLC (a draft of the commitment letter in connection with such financing is attached as Annex A-1 hereto) and equity from RT and its affiliates (a draft of the commitment letter in connection with such equity financing is attached as

Annex A-2 hereto). An outline of our anticipated sources and uses of funds in connection with the Transaction is set forth below:

($millions)
Sources of Funds		Uses of Funds
Senior Secured
Financing	280	Purchase Price	556
		Debt
Net Cash	57	Repayment	41

Equity	283	Deal Costs	23

Total	620	Total	620

4.            Due Diligence; Michael Lewis: As previously discussed, our proposal is subject to the completion of our final confirmatory legal and tax due diligence review (including with respect to those outstanding diligence matters listed on Annex B attached hereto). We have committed (and will be in a position to further commit) significant resources to completing such review in a timely manner, and in no event later than November 6, 2015 (provided that the Company agrees to the exclusivity obligations described in paragraph 10 below and such outstanding diligence matters are addressed promptly following the date hereof), and without causing undue delay to the negotiation and execution of definitive Transaction documentation. Further, our proposal is subject to reaching agreement with Michael Lewis prior to the execution of the definitive Merger Agreement regarding the rollover and voting of his existing shares of stock of the Company and his continued employment by RealD following the consummation of the Transaction.

5.            Required Approvals: RT’s internal investment committee has approved the submission of this updated offer letter. RT’s investment committee is comprised of RT private equity professionals and does not require any external approvals. Based on the information reviewed to date, RT is unaware of any required regulatory or third party approvals other than filings under the Hart-Scott-Rodino Act.

6.            Documentation: The Transaction will be subject to the terms of a definitive Agreement and Plan of Merger (the “Merger Agreement”) containing provisions consistent with those set forth in the auction draft of the Merger Agreement prepared by the Company’s counsel, as modified by the summary of proposed revisions attached as Annex C hereto and certain other customary provisions for transactions of this type.

7.            Timing: We are prepared to move quickly to consummate the acquisition of the Company and have the necessary resources to complete our due diligence concurrently with the negotiation of the definitive Merger Agreement, which we expect the parties to be in a position to execute (together with the executed financing commitment letters and Mr. Lewis’ definitive documentation) no later than November 6, 2015. Further,

2

assuming delivery of the Company’s third fiscal quarter 2015 financial statements by January 15, 2016, we anticipate closing the Transaction no later than 30 days thereafter.

8.            Contacts: Contact information for RT’s counsel and financing sources is as follows:

Latham & Watkins LLP (counsel to RT)

Christopher Brearton; Jason Silvera

(424) 653-5522; (213) 891-8828

Jefferies Finance LLC

Craig Mineard

(212) 323-3917

9.            Fees and Expenses: Each of RT and the Company will bear its own fees and expenses incurred in connection with the proposed Transaction, subject to the provisions of paragraph 10 hereof.

10.    Exclusivity; Expense Reimbursement. As a condition to RT’s willingness to continue its diligence and discussions with the Company with respect to a possible Transaction, we expect that the Company will by separate agreement (the form of which has been separately provided to you) agree to (i) negotiate exclusively with RT for the period and subject to the terms set forth therein and (ii) reimburse RT for any out-of-pocket fees and expenses incurred by RT and its affiliates in relation to their due diligence of the Company and its business and the negotiation and preparation of the Merger Agreement and the other Transaction documents as promptly as practicable following RT’s written demand therefor.

11.    Confidentiality: Each of RT and the Company acknowledges the confidential nature of this letter, the terms of RT’s offer set forth herein and Transaction process as a whole.

12.    Miscellaneous: Except as provided in this paragraph and paragraphs 9 and 11 above, this letter does not create a binding commitment or agreement in any respect. Such a binding commitment or agreement shall only occur upon the execution by the parties of a definitive agreement regarding the Transaction.

*          *           *

3

We remain enthusiastic about this opportunity and look forward to proceeding to the final stages of completing definitive documentation with respect to the Transaction. Please feel free to call Ben Kohn or me at (310) 786-7443 if you have any questions about the terms of this letter.

Sincerely,

RIZVI TRAVERSE MANAGEMENT LLC

/s/ Hayden Bower

Hayden Bower
Managing Director

CONFIRMED AND AGREED

on behalf of the Company as of the date written above:

Moelis & Company LLC

9465 Wilshire Blvd.
Suite 840
Beverly Hills, CA 90212

Tel: 310.786.7443
Fax: 310.786.1792
www.rizvitraverse.com

HIGHLY CONFIDENTIAL

October 13, 2015

RealD Inc.

c/o Moelis & Company LLC

1999 Avenue of the Stars, 19th Floor

Los Angeles, CA 90067

Re:       Exclusivity and Expense Reimbursement Agreement

This letter confirms our agreement with respect to the matters set forth below in connection with a potential acquisition, business combination, or other transaction between RealD Inc. (the “Company”) and Rizvi Traverse Management LLC (“Buyer”), directly or indirectly through one or more of Buyer’s affiliates (the “Transaction”).

In order to induce Buyer to engage in the substantial efforts, including with respect to due diligence and negotiations, necessary in connection with its review of the proposed Transaction, we request that the Company, by its signature below, confirm its agreement (which the Company intends to be legally binding) with the terms of this letter agreement as set forth below.

1.            Defined Terms. For the purposes of this letter agreement, the following terms have the following meanings:

a)            “Alternative Transaction” means (i) the acquisition, in a single transaction or a series of related transactions, of 10% or more of the outstanding shares of any class of equity securities of the Company or its subsidiaries; (ii) the acquisition, in a single transaction or a series of related transactions, of 10% or more of the assets and properties of the Company or its subsidiaries (on a consolidated basis); (iii) the merger, consolidation or combination of the Company or any of its subsidiaries; or (iv) the recapitalization, restructuring, reorganization, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries.

b)           “Definitive Agreement” means a definitive agreement containing mutually acceptable terms and conditions with respect to a Transaction.

c)            “Exclusivity Period” means the period beginning on the date first written above and ending at 11:59 p.m. New York City time on November 6, 2015.

d)          “Offer” means any offer, plan, or proposal from any person or group other than Buyer to effect an Alternative Transaction, or any offer, plan, proposal or inquiry

October 13, 2015

from any person or group other than Buyer that could reasonably be expected to lead to an Alternative Transaction.

e)            “Representatives” means, with respect to any party hereto, such party’s affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended) and its and their respective financial advisors, financing sources, consultants, attorneys, accountants and other advisors, agents and representatives and its and their respective directors, officers, employees, consultants and agents.

2.            Exclusivity.

a)            During the Exclusivity Period, the Company shall negotiate in good faith exclusively with Buyer with respect to a Transaction and the Company shall not, and shall cause its Representatives not to, directly or indirectly, initiate, solicit, or respond to any Offer, engage in any discussions, negotiations or other communications with any person or group other than Buyer (and its Representatives acting on its behalf) concerning or relating to any Alternative Transaction, provide any person or group other than Buyer (and its Representatives acting on its behalf) with any information relating to the Company or any of its subsidiaries or their respective assets in furtherance of any Offer or Alternative Transaction, enter into any agreement, arrangement or understanding with any person or group other than Buyer relating to, or consummate, any Alternative Transaction, or otherwise cooperate in any way, assist or participate in, or take any action to facilitate or encourage any effort or attempt by any person or group (other than Buyer) to make an Offer or otherwise seek to effect an Alternative Transaction.

b)           The Company shall, and it shall cause each of its Representatives to, immediately terminate any and all discussions or negotiations with any person or group (other than Buyer and its Representatives acting on its behalf) with respect to, or that could reasonably be expected to lead to, an Alternative Transaction.

c)            In the event that the Company or any of its Representatives receives an Offer or any inquiry concerning any Alternative Transaction, the Company shall (i) within 24 hours of such receipt, inform the third party in writing (with a concurrent copy to Buyer) that it is bound by an exclusivity agreement and shall cease any further contact, and (ii) within 24 hours of receipt of any such Offer or inquiry, or other communication or written document (including emails) with respect thereto, provide Buyer with a complete and correct copy of each such written document (and a summary of the material terms of any oral Offer).

3.            Expense Reimbursement. Each party will bear its own fees and expenses incurred in connection with the Transaction, except as provided below or in a Definitive Agreement executed by the parties. The Company acknowledges that Buyer’s continued work to pursue a Transaction will confer a substantial benefit on the Company and that Buyer will, in connection with its continued due diligence and other work to pursue the

2

October 13, 2015

Transaction, incur significant expense and be required to devote substantial time and other resources. Accordingly, in order to induce Buyer to continue its due diligence effort and otherwise work in an effort to reach a Definitive Agreement and related documentation, the Company agrees to reimburse Buyer promptly upon Buyer’s written request therefor (which request shall not be made prior to the expiration of the Exclusivity Period) for all out-of-pocket expenses (including, without limitation, fees and disbursements of counsel and Buyer’s other advisors and, to the extent Buyer is responsible therefor, its financing sources and their advisors) incurred by Buyer in connection with the Transaction and Buyer’s due diligence review and other efforts to enter into a Definitive Agreement and related documentation.

4.            Miscellaneous. Buyer and the Company each agree that, without the prior written consent of the other party, it shall not, and shall cause its Representatives not to, except as expressly set forth herein, disclose the existence of this letter agreement, the terms hereof, the existence or status of negotiations or any information concerning the Transaction, except to its respective Representatives who have a need to know in order to evaluate, negotiate or consummate the Transaction. Notwithstanding the foregoing, after consultation with the other party, a party may at any time make disclosure if such disclosure is required under applicable law or by a regulatory authority or a stock exchange. This provision is in addition to any obligations of the parties set forth in the Confidentiality Agreement dated as of April 14, 2015 by and between the Buyer and the Company (the “Confidentiality Agreement”). It is expressly understood that neither Buyer nor the Company is obligated to proceed with the Transaction and that no binding agreement with respect to the Transaction (except as expressly set forth herein, with respect to which this letter agreement will be a valid and binding agreement, and except for the Confidentiality Agreement) will exist unless and until such time as a Definitive Agreement has been executed by the parties. This letter agreement may be signed in counterparts, all of which taken together shall constitute one instrument, and the parties hereto may execute this letter agreement by signing any such counterpart. This letter agreement shall become effective upon execution by all parties hereto. A facsimile or electronic copy of an executed signature page hereof will be deemed an original. This letter agreement will be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any provision of this letter agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof (without the need to post any bond), in addition to any other remedy at law or in equity. This letter agreement (i) may not be assigned by either party hereto without the express written consent of the other party, and (ii) may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

Please confirm your agreement with the foregoing by signing and returning to the undersigned a counterpart of this letter agreement.

3

October 13, 2015

Sincerely,

RIZVI TRAVERSE MANAGEMENT LLC

By:
Name:
Title:

Acknowledged and Agreed to as of the date first above written:

REALD INC.

By:
Name:
Title:

4

ANNEX B

Outstanding Diligence Review

1.            Legal

a.             Review draft Company Disclosure Schedules.

b.            Review material customer Systems License Agreements.

c.             Review Company equity plans and equity award agreements.

d.           Conduct intellectual property review (including customary patent, trademark and copyright searches).

e.             Understand pending litigation matters relating to infringement of Company intellectual property in US and foreign jurisdictions.

f.              Review information technology organization and management structure.

g.            Tax structuring in connection with anticipated debt and equity financing.

2.            Tax

a.             Discuss the Company’s historic tax filing profile and significant tax issues with management and the Company’s tax advisors.

b.            Understand the Company’s legal entity structure, including current filing status, global presence, and domicile, as well as any changes in recent corporate history (e.g., acquisitions, dispositions, restructurings, or other material transactions).

c.             Review and analyze US federal and state income tax returns and tax provision work papers for the prior three tax years.

d.           Consider the historic generation of tax attributes (e.g., net operating losses) and the utilization thereof, including any limitations on the ability to utilize such attributes (e.g., Section 382 limitations based on ownership changes).

e.             Review and analyze internal and external memos with respect to advice regarding any material tax issue or tax planning issue, including ruling requests submitted to tax authorities and Section 382 studies or other similar analysis with respect to the Tax Historical Period, if any.

f.              Understand the Company’s historic and current tax examination profile and the nature of any material issues that have been raised in connection therewith. Review of tax examination documentation as applicable.

g.            Understand the Company’s non-income tax profile (e.g., sales, withholding, and employment taxes) and the potential impact of foreign taxes on the Company’s operations (e.g., activities that could be treated as a permanent establishment in foreign jurisdictions).

7

Confidential

Project Rhombus Agreement and Plan of Merger

Summary of Proposed Revisions – October 12, 2015

The following summarizes certain changes that would be requested by an acquisition vehicle to be formed by Rizvi Traverse Management LLC or an affiliate thereof (such vehicle, “Purchaser”) to the Agreement and Plan of Merger (the “Agreement”) pursuant to which Purchaser would acquire all of the outstanding equity securities of the Company by means of a merger of a wholly owned subsidiary of Purchaser into the Company, with the Company surviving the merger. Capitalized terms used but not defined herein have the meaning given to them in the Agreement. The summary below is a high-level summary of certain of Purchaser’s proposed revisions and does not include all revisions that would be made to the Agreement. In addition, Purchaser must complete confirmatory due diligence and may consider additional revisions to the Agreement after completion of such due diligence and review of the Company Disclosure Letter.

Article I: Timing of Closing

•                 Closing: The Closing should not occur prior to the second Business Day following the final day of the Marketing Period.

•                 Marketing Period: The Marketing Period should not commence until the conditions to Closing set forth in Sections 6.01 and 6.02 have been satisfied (other than those which by their terms are to be satisfied at Closing) and should extend for any period during which the Required Information is not “Compliant” (to be defined in a manner customary for sponsor transactions of this type). The Marketing Period will only end prematurely in the event that the Debt Financing proceeds are funded to Purchaser.

Article II: Rollover; Treatment of Company Equity Awards

•                 Rollover: The Agreement will need to be revised to reflect the proposed contribution of shares of Common Stock held by Michael Lewis to Purchaser pursuant to the terms of a Contribution and Support Agreement in exchange for the issuance of shares of Purchaser at the Closing on a tax-deferred basis.

•                 Company Equity Awards: Treatment of Company Equity Awards is subject to completion of Purchaser’s review of Company equity plans and award agreements.

Article III: Company Representations and Warranties

•                Generally: Several reps and warranties should be expanded to include additional customary provisions, including Section 3.02 (Capital Stock), Section 3.06 (Absence of Certain Changes), Section 3.09 (Tax Matters), Section 3.10 (Employee Benefits), Section 3.13 (Intellectual Property), and Section 3.16 (Material Contracts), and a three-year look-back should be added to reps and warranties where customary (e.g., Section 3.08 (Compliance with Laws)). Other customary representations and warranties to be added, including with respect to insurance, real and personal property, customer/exhibitor relationships and related party transactions.

Article V: Certain Covenants

•                 No Solicitation; Change in Recommendation (Section 5.02):

o                No Solicitation: Fiduciary determination to be made before exercising window-shop exemption, and the Company should cause its Representatives to comply with the terms of the no-shop covenant (i.e., no efforts standard).

o                “Acceptable Confidentiality Agreement”: Purchaser expects that an Acceptable Confidentiality Agreement will contain a standstill provision consistent with Purchaser’s Confidentiality Agreement.

o                “Adverse Recommendation Change”: Definition should be expanded to include any change, amendment, modification or qualification to (or public proposal to change, amend, modify or qualify) the Company Board Recommendation, failure to include the Company Board Recommendation in the Proxy Statement, failure of the Company Board of Directors to reaffirm the Company Board Recommendation upon Purchaser’s request, or in the event of any tender offer or exchange offer for outstanding shares of Company common stock, failure of the Company Board of Directors to recommend against the acceptance of such offer.

o                Fiduciary Standard: The Company Board of Directors’ should only be permitted to effect an Adverse Recommendation Change or enter into a Company Acquisition Agreement in the event that the Board is required to do so to comply with the directors’ fiduciary duties to the Company’s stockholders under applicable Law.

o                Standard for “Superior Proposal”: A Superior Proposal should be limited to a transaction that is reasonably likely to be consummated in accordance with its terms and, if so consummated, would result in a transaction more favorable to its stockholders from a financial point of view than the proposed transaction with Purchaser.

o                Intervening Events: The Company Board of Directors should not be permitted to make any Adverse Recommendation Change other than in connection with a Superior Proposal, except for circumstances not involving a Takeover Proposal that are due to material events occurring after the execution of the Agreement that are not known or reasonably foreseeable as of the signing date.

o                Matching Right; Last Look: Purchaser should be provided with four Business Days’ notice prior to any Adverse Recommendation Change (including in connection with the proposed acceptance of a Superior Proposal or due to an intervening event), during which time Purchaser would be afforded the opportunity to negotiate with the Company and revise its offer. In the event of any revisions made to a proposed Superior Proposal thereafter, Purchaser should be afforded an additional two Business Days to further negotiate with the Company and revise its offer.

•                 Indemnification and Insurance (Section 5.07): Indemnification of Company directors and officers should be limited to the six year period following the Closing and should be the obligation of the Surviving Corporation, not the Purchaser.

•                 Employee Matters (Section 5.09): Purchaser’s obligation to continue Company Employee compensation and benefits levels should be limited to base salary and health/welfare and retirement benefits (and excluding any existing equity arrangements), measured on an aggregate basis (not on a case-by-case basis).

•                Third Party Consent Fees (Section 5.04(e)): Purchaser’s agreement to bear responsibility for all fees and payments to third parties in order to obtain approvals (other than HSR) is subject to completion of Purchaser’s confirmatory diligence of required approvals.

Article VI: Conditions Precedent

•                Representations and Warranties: The Company’s representations and warranties as set forth in Section 3.01 (Organization and Standing; Subsidiaries), Section 3.02 (Capital Stock), clauses (a) and (b) of Section 3.03 (Authority), Section 3.04 (Voting Requirements), Section 3.14 (Rights Agreement; Anti-Takeover Provisions) and Section 3.18 (Brokers and Other Advisors) should be required to be true and correct in all respects, subject only to de minimis inaccuracies (with equivalent requirements for Purchaser’s representations and warranties, where applicable). The parties’ representations and warranties should be required to be true and correct as of the signing date as well as the Closing Date.

Article VII: Termination

•                 Termination Events: Purchaser should be entitled to terminate the Agreement as a result of the Company’s material breach of its covenants under Sections 5.02 (No Solicitation; Change in Recommendation) or 5.03 (Preparation of the Proxy Statement; Stockholders’ Meeting). The Company should not be permitted to terminate the Agreement in order to enter into a Superior Proposal if the Company has breached its covenants under Section 5.02.

•                 Company Termination Fee: A termination fee equal to 4% of equity value (which will not be liquidated damages) will be payable to the Purchaser by the Company upon the occurrence of the following events:

o                Termination by Parent due to an Adverse Recommendation Change or the Company’s material breach of its covenants under Sections 5.02 or 5.03;

o                Termination by the Company in order to enter into a Superior Proposal;

o                Termination by the Company or Purchaser following the failure to obtain the Company Stockholder Approval if an Adverse Recommendation Change has occurred prior to such termination; and

o                Termination by Purchaser due to a breach of the Company’s representations, warranties or covenants resulting in a closing condition failure, or termination by Purchaser or the Company due to the failure to obtain the Company Stockholder Approval or the failure to close on or prior to the End Date, in each case, where a Takeover Proposal was made prior to such termination and a definitive agreement is entered into in connection with a Takeover Proposal (or a Takeover Proposal is consummated) with 12 months following such termination (payable on the earlier of signing and closing such transaction).

•                Purchaser Expense Reimbursement: In the event that the Agreement is terminated due to a failure to obtain the Company Stockholder Approval, Purchaser should be entitled to reimbursement of all out-of-pocket fees and expenses incurred in connection with the proposed transaction up to 1%

of equity value, which would be netted out of any termination fee subsequently paid in the tail period.

•    Effect of Termination: Termination does not provide relief from liability for willful and material breach prior to termination.

•    Purchaser Termination Fee: Purchaser Termination Fee to equal 5% of equity value. The Company’s right to terminate due to Purchaser’s failure to close should require that the Marketing Period has ended and the Company has provided Purchaser with two Business Days’ notice of its readiness, willingness and ability to close and the Company must stand ready, willing and able to close through the end of such two Business Day period (with Purchaser failing to close during such two Business Day period). Purchaser expects to include customary liability-limiting language in favor of Purchaser, its affiliates and the Lenders and other Equity Investors such that the Purchaser Termination Fee is the only monetary recourse payable by Purchaser, its affiliates and the Lenders and other Equity Investors in connection with the Agreement or the transactions contemplated thereby, other than in connection with expense reimbursement relating to Purchaser’s proposed financing and breaches of the Confidentiality Agreement.

•    Payment of Interest: In the event that either the Company or Purchaser fails to pay any applicable termination fee, any interest payment should be limited to the Wall Street Journal prime rate.

Article VIII: Definitions

•    “Knowledge”: Standard for knowledge should be set at actual knowledge of the applicable knowledge persons (subject to Purchaser’s review of the Company Disclosure Letter) following reasonable inquiry.

•    “Company Material Adverse Effect”: Definition should be revised to take into account the impact of any effects, changes, events, circumstances or occurrences measured both individually and in the aggregate with all other effects, changes, events, circumstances and occurrences. The disproportionate adverse effect qualification should not include a materiality requirement and should also include clause (C) of the definition (changes in applicable Law, GAAP or accounting standards).

STRICTLY CONFIDENTIAL Contact Information Moelis & Company LLC is a U.S.-registered broker dealer and a member of FINRA & SIPC. Moelis & Company LLC 1999 Avenue of the Stars, Suite 1900 Los Angeles, CA 90067 Tel: 310-443-2300 399 Park Avenue, 5th Floor New York, NY 10022 Tel: 212-883-3800